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                                                                   Exhibit 10.20

                   [Letterhead of Sony Retail Entertainment]



                                                December 15, 1997

Private & Confidential
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Mr. J. Edward Shugrue
566 Amalfi Drive
Pacific Palisades, CA 90272

Dear Ted:

  I am pleased to offer you a position with Loews Cineplex Entertainment (currently LTM Holdings) as President International Operations. The purpose of this letter is to outline the material terms of the employment offer which, if you accept, will be memorialized in a formal contract of employment.

        1. Title and Reporting Responsibilities. You will become President
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           International Operations of Loews Cineplex Entertainment Corporation
           ("LCE"), the entity to be formed in connection with the combination of Loews and Cineplex Odeon: You will report directly to the Chief Executive Officer of LCE or if determined appropriate at a future date the Chief Operating Officer of the Company.

        2. Term. The term of the employment contract will be for four years,
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           commencing as we mutually agree with an option by LCE for year five.
           LCE will notify you of its decision to exercise the fifth year extension option not less than 90 days prior to the expiration of the initial four year term.

        3. Base Salary. The initial annual base salary will be $450,000 with
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           annual cost of living increases at the end of years 1, 2 and 4 but in no case less than 3% and a $50,000 increase at the end of year three.

        4. Annual Bonus. You will be eligible for an annual bonus, the target
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           for which is $200,000, subject in each case to the attainment of goals to be established by LCE's Board of Directors (the "Board") each year.

        5. Stock Options. Subject to the approval of the Board, you will be
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           granted at the date of this letter a nonqualified option, to purchase
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           2,250,000 shares of LCE's common stock at a per share exercise price of the greater of market value at 12/16/97 or $1.3125 (subject to adjustment upon completion of the anticipated reverse stock split). The options will vest at the rate of 20% per year. The vesting and other material terms of the options will consistent with the terms of stock options being offered generally to the other senior executives of LCE of comparable rank in connection with the combination.

        6. Signing Bonus. In addition to your base salary and annual bonus,
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           Loews will pay to you a $75,000 bonus following the date of your hire, within five business days following your written request that LCE make such payment to you, and will pay for all transportation and related moving expenses of moving you and your family to the New York metropolitan area.

        7. Automobile. LCE will provide you with an automobile allowance of
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           $1,200 per month.

        8. Termination. If your employment is terminated by LCE for cause, you
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           will be entitled only to your accrued salary through the date of termination and any accrued but unpaid bonus. If LCE terminates your employment without cause, you will be entitled to receive your base salary and bonus through the end of the contract term, reduced by any compensation paid or payable to you in respect of subsequent employment (including self-employment) for the same period. However, there will be no obligation on your part to mitigate LCE's obligation to you by seeking any subsequent employment.

  If the foregoing terms are acceptable to you, please indicate your acceptance by signing below where indicated. Upon receipt of your acceptance, we will have a formal employment agreement prepared incorporating the foregoing terms and containing such other terms as are customary for such agreements.

                                                Sincerely yours,


                                                /s/ Lawrence J. Ruisi
                                                Lawrence J. Ruisi
                                                President
                                                Sony Retail Entertainment

Accepted:     Date   1/14/98
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  /s/ J. Edward Shugrue
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  J. Edward Shugrue